EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Accelerate Diagnostics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	(1)	201,820	(2)	$2.82	(1)	$569,132	.0000927	$52.76
Fees Previously Paid	—	—	—		—		—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—		—				—			—	—	—	—
	Total Offering Amounts								$569,132		$52.76
	Total Fees Previously Paid										$0
	Total Fee Offsets										$0
	Net Fee Due										$52.76

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant's common stock, as reported on The Nasdaq Capital Market on January 28, 2022.

(2)	Pursuant to Rule 416(a) under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.